Exhibit 10.46

RESOLUTION

WHEREAS, the City of El Paso, Texas (“City”) desires to provide incentives to Notes Live, Inc., a Colorado Corporation (“Applicant”), pursuant to Chapter 380 of the Texas Local Government Code (“Chapter 380”), for the construction or renovation of a development located on the Applicant’s real property, subject to concurrent approval and execution of the Purchase and Sale Agreement, located at Northeast Corner of Cohen Avenue and Gateway Boulevard North, El Paso, TX 79924; Legal Description Portion of Block 7, Castner Range Subdivision No. 1 (approximately 17 AC) and the Applicant wishes to receive the incentives in exchange for compliance with the obligations set forth herein; and

WHEREAS, in 2017, the City of El Paso invited the public to reimagine Cohen Stadium and help shape a comprehensive master plan for the Cohen Stadium site; and

WHEREAS, on August 29, 2018, City Council adopted the Cohen Entertainment District Master Plan outlining a vision for a vibrant retail, entertainment, and recreation destination; and

WHEREAS, Applicant desires to construct a state-of-the-art luxury 12,500 seat amphitheater (“Development”) to host national touring acts; and

WHEREAS, the Development will support the goals of the Reimagine Cohen effort to revitalize the Cohen Stadium site, provide a catalyst for development in Northeast El Paso, create a regional project, and become destination point; and

WHEREAS, on May 29, 2018, the City Council established Tax Increment Reinvestment Zone Number 11 (“Zone”); and

WHEREAS, the Amended Final Project and Financing Plan (“Plan”) was adopted on June 4, 2024; and

WHEREAS, the proposed Chapter 380 Economic Development Program Agreement (“Agreement”) is consistent with the purpose and Plan for the Zone; and

WHEREAS, the Tax Increment Reinvestment Zone Number 11 Fund shall finance the Agreement Rebates, as defined in the Agreement, in accordance with the provisions of Chapter 311 of the Texas Tax Code and the Plan, unless otherwise stated in the Agreement; and

WHEREAS, Texas Economic Development Fund (“TED Fund”) was established on January 19, 2021 for the purpose of promoting economic development within El Paso Electric’s Texas Service Area; and

WHEREAS, the Development is considered a high-impact project within the Tourism Target Industry, and therefore is eligible for financial incentives for the TED Fund; and

WHEREAS, the City is conveying property under Section 253.0125 of the Texas Local Government Code; and

WHEREAS, the City Council has found that the conveyance of the City’s Property to the Applicant is in the public interest because it will revitalize the Cohen Entertainment District, create a new tourism opportunity both regionally and internationally, provide direct and indirect benefits to the El Paso community, while also diversifying and expanding the local tax base and creating quality job opportunities; and

WHEREAS, the Chapter 380 Economic Development Program Agreement and related Purchase and Sale Agreement between the City and Applicant provide provisions therein granting the City sufficient control over the conveyance of City-owned land to ensure that the public purpose relating to economic development is accomplished; and

WHEREAS, the City concludes and hereby finds that the Agreement promotes economic development in the City and meets the requirements of Chapter 380.

NOW, THEREFORE, BE IT RESOLVED BY THE CITY COUNCIL OF THE CITY OF EL PASO:

THAT the City Manager be authorized to sign a Chapter 380 Economic Development Program Agreement by and between the City of El Paso, Texas and Notes Live Inc, in support of the construction of a 12,500 seat amphitheater at Northeast Corner of Cohen Avenue and Gateway Boulevard North, El Paso, Texas. Subject to the terms and conditions of the Agreement and provided that Applicant expends or causes to expend a minimum of $80,000,000 in Qualified Expenditures for the Project and secures an operator contract for a minimum 40 national touring events per year, the City agrees to provide Applicant with incentives totaling $30,900,208 over the term of this Agreement. Incentives will take the form of a Real and Business Personal Property Tax Rebate; a Sales and Use Tax Rebate; a Mixed Beverage and Gross Receipts Tax Rebate; a Development Fee Waiver; a Construction Materials Sales Tax Rebate; and an 8-year Development Note backed by the Texas Economic Development Fund. Incentives also include the conveyance of City -owned land in accordance with Chapter 253.0125 of the Texas Local Government Code, executed via separate Purchase and Sale Agreement.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

PASSED AND APPROVED this ___________ day of ___________, 2024.

THE CITY OF EL PASO:

Oscar Leeser
Mayor

ATTEST:

Laura D. Prine
City Clerk

APPROVED AS TO FORM:	APPROVED AS TO CONTENT:

Oscar Gomez for Juan S. Gonzalez	Karina Brasgalla, Interim Director
Senior Assistant City Attorney	Economic & International Development

2

STATE OF TEXAS	§	CHAPTER 380 ECONOMIC DEVELOPMENT
	§	PROGRAM AGREEMENT
COUNTY OF EL PASO	§

This Chapter 380 Economic Development Program Agreement (“Agreement”) is made this a day ________day of_______, 2024 (“Effective Date”) between the City of El Paso, Texas, a Texas home rule municipal corporation, (the “City”), and Notes Live Inc, and its subsidiaries/affiliates a Colorado Corporation (the “Applicant”). For the convenience of the parties, all defined terms appear in bold face print when first defined.

RECITALS

WHEREAS, the City has the authority under Chapter 380 of the Texas Local Government Code (“Chapter 380”) to make loans or grants of public funds for the purpose of promoting local economic development and stimulating business and commercial activity within the City; and

WHEREAS, the City desires to provide incentives to the Applicant, pursuant to Chapter 380, for the construction or renovation of a development located on the Applicant’s real property, subject to concurrent approval and execution of the Purchase and Sale Agreement, located at Northeast Corner of Cohen Avenue and Gateway Boulevard North, El Paso, TX 79924; Legal Description Portion of Block 7, Castner Range Subdivision No. 1 (approximately 17 AC) and the Applicant wishes to receive the incentives in exchange for compliance with the obligations set forth herein; and

WHEREAS in 2017, the City of El Paso invited the public to reimagine Cohen Stadium and help shape a comprehensive master plan for the Cohen Stadium site; and

WHEREAS, on August 29, 2018, City Council adopted the Cohen Entertainment District Master Plan outlining a vision for a vibrant retail, entertainment, and recreation destination; and,

WHEREAS, Applicant desires to construct a state-of-the-art luxury 12,500 seat amphitheater (“Development”) to host national touring acts; and,

WHEREAS, the Development will support the goals of the Reimagine Cohen effort to revitalize the Cohen Stadium site, provide a catalyst for development in Northeast El Paso, create a regional project, and become destination point; and,

WHEREAS, on May 29, 2018, the City Council established Tax Increment Reinvestment Zone Number Eleven (“Zone”); and.

WHEREAS, the Amended Final Project and Financing Plan (“Plan”) was adopted on June 4, 2024; and,

WHEREAS, the Agreement is consistent with the purpose and Plan for the Zone; and,

WHEREAS, the Tax Increment Reinvestment Zone Number 11 Fund shall finance the Agreement Rebates, in accordance with the provisions of Chapter 311 of the Texas Tax Code and the Plan, unless otherwise stated in the Agreement; and,

3

WHEREAS, Texas Economic Development Fund (“TED Fund”)was established on January 19, 2021 for the purpose of promoting economic development within El Paso Electric’s Texas Service Area; and,

WHEREAS, the Development is considered a high-impact project within the Tourism Target Industry, and therefore is eligible for financial incentives for the TED Fund; and,

WHEREAS, the City is conveying property under Section 253.0125 of the Texas Local Government Code; and,

WHEREAS, the City Council has found that the conveyance of the City’s Property to the Company is in the public interest because it will revitalize the Cohen Entertainment District, create a new tourism opportunity both regionally and internationally, provide direct and indirect benefits to the El Paso community, while also diversifying and expanding the local tax base and creating quality job opportunities; and,

WHEREAS, the Chapter 380 Agreement and related Purchase and Sale Agreement between the City and Company provide provisions under with the City is granted sufficient control to ensure that the public purpose relating to economic development is accomplished as a result of the conveyance; and,.

WHEREAS, the City concludes and hereby finds that this Agreement promotes economic development in the City and meets the requirements of Chapter 380.

The parties agree as follows:

Section 1. DEFINITIONS.

The following words shall have the following meanings when used in this Agreement.

A.	“Agreement” means this Chapter 380 Economic Development Program Agreement, together with all exhibits and schedules attached and incorporated herein by reference.

B.	“Base Year Value” means valuation of the real and business personal property by the El Paso Central Appraisal District on the rolls as of January 1st of the year of the Effective Date of this Agreement. The Base Year Value shall not be interpreted to be equivalent or determinative for appraisal purposes or used in any way to determine market value.

C.	“Construction Materials Sales Tax Rebate” means a one-time 100% rebate of the City’s 1% Sales and Use Tax from receipts for materials and labor of taxable items used in the construction of the Development.

D.	“Development” means the construction of a 12,500-seat amphitheater, further described in Exhibit B, which is attached and incorporated for all purposes.

E.	“Development Fee Waiver” means a 100% waiver of all development, building permit, and inspections fees required for the Development under Title 18, Title 19, and Title 20 of the El Paso City Code; however, under no circumstances shall the City rebate reinspection and other building and inspection penalty fees associated with the development and construction of the Development.

4

F.	“Effective Date” means the date the El Paso City Council approves this Agreement.

G.	“Entitlement” Entitlement means all government authorizations required to develop and construct the Development.

H.	“Rebate” means each annual payment to APPLICANT under the terms of this Agreement computed as the sum of the applicable rebates; (i) Mixed Beverage Sales Tax Rebate; (ii) Sales and Use Tax Rebate; (iii) Real and Business Personal Property Tax Rebate; and (iv) the one-time payment for the Construction Materials Sales Tax Rebate.

I.	“Rebate Submittal Package” means the documentation required to be supplied to City as a condition of receipt of any Rebate, with such documentation more fully described in the Rebate Submittal Package, which is attached as Exhibit C to this Agreement.

J.	“Minimum Investment” means those costs incurred, self-performed or contracted to third parties by the Applicant over the course of the renovation or construction project or furnishing of the improvements for the Development. For purposes of this Agreement, the Minimum Investment is $80,000,000.

K.	“Business Personal Property Base Year Value” means the value of the non-inventory, personal property on the El Paso Central Appraisal District rolls as of August 29 of the year in which this Agreement is executed with respect to the Development. However, under no circumstances shall the Business Personal Property Base Year Value be interpreted to be equivalent or determinative for appraisal purposes or to be utilized in any way to determine market value.

L.	“Property Tax Rebate” means a rebate, according to the Rebate Table found in Exhibit D of this Agreement, of the City’s portion of the incremental ad valorem real and business personal property tax revenue generated by the subject property above the Base Year Value for the Agreement Period (as defined herein).

M.	“Mixed Beverage and Gross Receipts Tax Rebate” means a rebate, according to the Rebate Table found in Exhibit D of this Agreement, of the City’s portion of the mixed beverage sales and gross receipts tax associated with the Applicant’s Tax ID number.

N.	“Sales and Use Tax Rebate” means a rebate, according to the Rebate Table found in Exhibit D of this Agreement, of the City’s portion of the sales and use tax generated by the subject property.

O.	“Qualified Expenditures” means the monetary expenditures paid or caused to be paid by Applicant after the Effective Date for material used in constructing or renovating the Development; and labor required for the construction or renovation of the Development.

5

P.	“Real Property” means the real property owned by Applicant located at the Northeast Corner of Cohen Avenue and Gateway Boulevard North, El Paso, TX 79924; Legal Description Portion of Block 7, Castner Range Subdivision No. 1, El Paso, Texas, and described on Exhibit A, which is attached and incorporated by reference. The Real Property is the location for Applicant’s proposed Development.

Q.	“Development Note” means an 8-Year promissory note in the amount of $8,000,000 at 0% interest to Developer to be funded by the Texas Economic Development Fund.

Section 2. TERM AND REBATE PERIOD.

A.	This Agreement shall commence on the Effective Date and shall terminate on the first to occur of: (i) the date when the aggregate amount of Rebate payments is issued; (ii) 25 years from the Effective Date; (iii) the proper termination of this Agreement in accordance with the applicable provisions contained herein; or (iv) termination by mutual consent of the parties in writing (“Term”).

B.	Applicant’s eligibility for Rebate payments shall be limited to 20 consecutive years within the Term of this Agreement (the “Rebate Period”). The first year of the Rebate Period shall be the first tax year after the issuance of the Certificate of Occupancy for the Development. A Temporary Certificate of Occupancy does not qualify as a Certificate of Occupancy.

Section 3. OBLIGATIONS OF APPLICANT.

A.	DEVELOPMENT.

(1)	Applicant shall or construct, at its sole cost and expense, the Development and shall expend a minimum of $80,000,000 in Qualified Expenditures to construct the Development.

(2)	Operator Contract. Developer is responsible for securing a venue operator for 10 years with two 5-year extensions, for a minimum 40 events per year, prior to obtaining a Temporary Certificate of Occupancy.

(3)	Applicant shall commence construction and/or improvements of the Development within 90 days following Entitlement.

(4)	Within 36 months after Entitlement, Applicant shall submit documentation to the City to verify the following:

(1)	The expenditure of a minimum of $80,000,000 in Qualified Expenditures; and

(2)	That Applicant has received Temporary Certificate of Occupancy for the Development.

(5)	The Applicant shall submit documentation to the City to verify the Certificate of Occupancy within 42 months from the date of Entitlement, or 6 months after receipt of Temporary Certificate of Occupancy unless mutually agreed upon in writing by the Developer and City.

6

(6)	Applicant shall diligently and faithfully in a good and workmanlike manner pursue the completion of the Development and that the construction of same will be in accordance with all applicable federal, state and local laws and regulations.

(7)	The Director of Economic and International Development may provide an extension not to exceed 6 months of Development deadlines, provided that Applicant has made a good faith effort to fulfill its obligations.

(8)	Applicant agrees that during the Term of this Agreement, the Real Property shall be limited to those uses consistent with the Development.

(9)	Applicant shall demonstrate, before the receipt of any payments, that Applicant has incurred no delinquency taxes by providing certified city tax certificates for any parcel of property owned in the City of El Paso.

(10)	Applicant agrees that during Tax Years 1-3 subsequent to the Effective Date they shall not challenge or permit anyone else to take actions on its behalf to challenge any assessments by the El Paso Central Appraisal District of $40,000,000 or less. This property value should in no way be interpreted to affect the values set by the Central Appraisal District for tax purposes. Upon the termination of this Agreement, Applicant agrees that neither this Agreement, not the values contained within, will be utilized to contest appraisal values or in the determination of the market value of the Development.

(11)	Applicant, during normal business hours, at its principal place of business in El Paso, shall allow the City or its agents reasonable access to operating records, accounting books, and any other records related to the economic development considerations and incentives described herein, which are in Applicant’s possession, custody, or control, for purposes of verifying the Qualified Expenditures and for audit, if so requested by the City. The confidentiality of such records will be maintained in accordance with all applicable laws.

(12)	Applicant agrees, at the Applicant’s expense, to complete and provide a final Traffic Impact Analysis and Parking Study to the City of El Paso no later than August 15, 2024 unless an extension is mutually agreed upon from both the Applicant and the City of El Paso.

B.	REBATE SUBMITTAL PACKAGE.

In order to receive the disbursement of the Rebate, the Applicant must submit a Rebate Submittal Package, as specified below.

(1)	The Applicant shall annually submit one Rebate Submittal Package which shall be in the form provided in Exhibit C, together with the requisite documentation. The Applicant shall submit to the City the initial Rebate Submittal Package within 60 business days of the Applicant’s receipt of Certificate of Occupancy for the Development. Thereafter, the Applicant’s annual Rebate Submittal Package must be submitted on or within 30 business days after the anniversary of the date of the Certificate of Occupancy of each year. A failure by the Applicant to timely submit a Rebate Submittal Package in accordance with this paragraph is a waiver by the Applicant to receive a Rebate payment for that Rebate year.

7

(2)	Concurrent with the submittal of a Rebate Submittal Package, the Applicant will submit to the City documentation as may be reasonably necessary to verify the expenditure to date of the Minimum Investment, which has not otherwise been verified as part of a prior submittal. The City will provide to the Applicant a written explanation for any Minimum Investment that the City determines cannot be verified. The Applicant may submit additional documentation to the City in order to obtain verification.

(3)	The City’s determination of the amount of the Rebate payment due to the Applicant is final pending substantial compliance documentation is provided by the Applicant or its Representative that verifies a variance in valuation

Section 4. OBLIGATIONS OF THE CITY.

During the Term of this Agreement, and so long as an Event of Default has not occurred and Applicant is in compliance with the Agreement, the City agrees as follows:

A.	The City agrees to provide a one time, 100% Construction Materials Sales Tax Rebate on the City’s portion of the sales and use tax on the Development’s construction materials due to the Developer following submission of the first Rebate Submittal Package, in accordance with the terms and provisions of this Agreement.

B.	The City agrees to provide a 100% Development Fee Waiver in accordance with the terms and provisions of this Agreement.

C.	The City agrees to provide an exemption or waiver to any and all fees (e.g. Impact Fees) associated with the Development that are and/or will be subsequently approved by the City Council after the Term Sheet consideration and approval at the April 24, 2024 City Council meeting in accordance with the terms and provisions of this Agreement.

D.	The City agrees to provide a Property Tax Rebate in accordance with the terms and provisions of this Agreement, as detailed in Exhibit D.

E.	The City agrees to provide a Sales and Use Tax Rebate in accordance with the terms and provisions of this Agreement, as detailed in Exhibit D.

F.	The City agrees to provide a Mixed Beverage Sales and Gross Receipts Rebate in accordance with the terms and provisions of this Agreement, as detailed in Exhibit D.

G.	The City agrees to provide an 8-Year promissory note in the amount of $8,000,000 at 0% interest, funded by the Texas Economic Development Fund. Development Note shall be disbursed to the Developer within 60 days of the Effective Date. Development Note shall be forgiven if Developer meets performance milestones detailed below:

(1)	Completion of construction within 36 months from Entitlement; and,

8

(2)	A minimum of 25 events per year in years 3-5 of the Rebate Period.

H.	The City will process any eligible Rebate payment within 90 days after receipt of the Applicant’s first and annual Rebate Submittal Package.

I.	CITY PARTICIPATION IN DEVELOPMENT OF COMPETING VENUES:

(1)	The intent of the parties is to support the successful construction & operation of the purpose-built development as previously defined in Sections 1.D., 3.A.; and Exhibit B.

(2)	The City agrees to not develop a new live entertainment venue within 60 miles (“Restricted Area”) of the Development having a capacity of more than 4,000 persons (a “Competing Venue”) and with the intent of competing with the Development; including Applicant’s Operator Contract(s) associated with this Development. This shall not be construed to limit the City’s pursuit of voter-approved projects, projects affirmed by judicial decree, or participation in regional projects which will not diminish the intent and operation of the purpose-built Development as defined above.

(3)	As allowable by law; the City shall provide Applicant with a first right of refusal to develop and/or operate any voter approved project as of the Effective Date of this Agreement. Notwithstanding the foregoing, the Applicant shall have the right to pursue and enter into bookings and exclusive booking agreements for any live entertainment venue within the Restricted Area.

(4)	The provisions of this Section 4.I. will terminate with the termination of this Agreement.

J.	The City shall guarantee parking facilities for exclusive developer use on event days through lease agreements with City entities and or interlocal partnerships. The number of spaces shall be determined by a final Traffic Impact Analysis and Parking Study for site feasibility, except that the minimum number of spaces within a 1 mile radius shall be 3,600 subject to confirmation of the results of the completed the final Traffic Impact Analysis and Parking Study to be provided to the City of El Paso by August 15, 2024.

Section 5. EVENTS OF DEFAULT.

Each of the following Paragraphs A through D shall constitute an Event of Default:

A.	Failure to Comply. Applicant’s failure to comply with, or to perform any obligation or condition of this Agreement or in any related documents, or Applicant’s failure to comply with or to perform any obligation or condition of any other agreement between the City and Applicant.

B.	False Statements. Any representation or statement made or furnished to the City by Applicant pursuant to this Agreement or any document(s) related hereto, that is/are false or misleading in any material respect; or if Applicant obtains actual knowledge that any such representation or statement has become false or misleading after the time that it was made, and Applicant fails to provide written notice to the City of the false or misleading nature of such representation or statement within 10 days after Applicant learns of its false or misleading nature.

9

C.	Insolvency. Applicant files a voluntary petition in bankruptcy, a proceeding in bankruptcy is instituted against the Applicant and the Applicant is thereafter adjudicated bankrupt, a receiver for the Applicant’s assets is appointed, or any assignment of all or substantially all of the assets of Applicant for the benefit of creditors of Applicant.

D.	Property Taxes. If Applicant allows its personal or real property taxes owed to the City to become delinquent and fails to timely and properly follow the legal procedures for protest and/or contest of such taxes and to cure such failure or post a satisfactory bond within 30 days after written notice thereof from the City and/or El Paso Central Appraisal District.

E.	Notice and Opportunity to Cure. If an Event of Default occurs, the City will provide Applicant with written notice of the default and Applicant shall have 90 days from the receipt of said notice to cure the default (the “Cure Period”). If the default cannot be remedied within the Cure Period but the Applicant has made a diligent effort to effect a cure, the Cure Period may be extended at the City’s sole discretion for a reasonable time. The City, in its sole discretion, shall determine what constitutes “a reasonable time” and what constitutes “a diligent effort” for purposes of this provision. If the City agrees to extend the Cure Period past the 90 days, the City shall notify the Applicant, in writing, of the expiration date of the extended cure period.

F.	Failure to Cure. If an Event of Default occurs and, after receipt of written notice and opportunity to cure as herein provided, the Applicant fails to cure the default in accordance with the provisions herein, then this Agreement may be terminated by the City by written notice to the Applicant at which time the City’s obligations hereunder will end and the City may exercise any other right or remedy available at law or in equity. Notwithstanding anything herein or elsewhere to the contrary, no termination of this Agreement shall cause a termination of, or otherwise diminish or effect, the lease agreement for parking contemplated herein and executed by the parties concurrently with closing of the Purchase and Sale Agreement.

Section 6. RECAPTURE.

Should the Applicant default under Section 5 of this Agreement and provided that the cure period of 90 days for such default has expired, Rebates previously provided for the preceding 5 years from the date of the Event of Default. City pursuant to this Agreement shall be recaptured and repaid by Applicant within 180 days of the Event of Default.

Section 7. MISCELLANEOUS PROVISIONS

A.	Amendments. This Agreement constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in mutually agreed in writing and signed by both parties.

10

B.	Applicable Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in El Paso County, Texas. Venue for any action arising under this Agreement shall lie in the state district courts of El Paso County, Texas.

C.	Applicant’s Sale or Transfer of the Development. Prior to any sale or other transfer of fee ownership rights in the Development to any party that is not controlled by (or under common control with) Applicant, Applicant shall notify the City in writing of such sale or transfer 90 business days before the effective date of such sale or transfer. Nothing herein shall be interpreted to restrict the transfer of any leasehold or mortgage interest (or any transfer of rights relating to fire pit suites, owners’ suites or similar investor amenities) by or require notice thereof from Applicant to the City.

D.	Assignment. Applicant understands and agrees that the City expressly prohibits Applicant from selling, transferring, assigning or conveying in any way any rights to receive the Rebate or Rebates that are subject of this Agreement without the City’s consent to assignment. Any such attempt to sell, transfer, assign or convey without the City’s prior written consent is void and may result in the immediate termination of this Agreement and recapture of the taxes rebated prior to the attempted transfer. Notwithstanding the foregoing, nothing herein or elsewhere shall be interpreted to restrict the transfer, assignment, sale, encumbrance or conveyance of any rights or interests hereunder from Applicant to any entity controlled by (or under common control with) Applicant.

E.	Binding Obligation. This Agreement shall become a binding obligation on the signatories upon execution by all signatories hereto. City warrants and represents that the individual executing this Agreement on behalf of City has full authority to execute this Agreement and bind City to the same. Applicant warrants and represents that the individual executing this Agreement on its behalf has full authority to execute this Agreement and bind Applicant to the same.

F.	Confidentiality Obligations. The confidentiality of records related to the City’s economic development considerations and incentives provided herein will be maintained in accordance with and subject to all applicable laws, including the Public Information Act, Chapter 552, Texas Government Code. To the extent permitted by state or federal law, the City shall maintain the confidentiality of any proprietary information and shall not copy any such information except as necessary for dissemination to the City’s agents or employees=and agrees that, as required by the Public Information Act, it will notify Applicant if a request relating to such proprietary information is received. Applicant represents that it understands that the Public Information Act excepts disclosure of trade secret and confidential commercial information and that it will need to assert the proprietary interest of Applicant as a basis for nondisclosure.

G.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute the same document.

11

H.	Employment of Undocumented Workers. During the term of this Agreement, Applicant agrees not to knowingly employ any undocumented workers as defined in Texas Government Code Section 2264.001. If convicted of a violation under 8 U.S.C. Section 1324a(f), Applicant shall repay the amount of the Rebate payments received by Applicant from the City as of the date of such violation not later than one hundred twenty (120) days after the date Applicant is notified by City of a violation of this section, plus interest from the date the Rebate payment(s) was paid to Applicant, at the rate of seven percent (7%) per annum. The interest will accrue from the date the Rebate payment(s) were paid to Applicant until the date the reimbursement payments are repaid to City. City may also recover court costs and reasonable attorney’s fees incurred in an action to recover the Rebate payment(s) subject to repayment under this section. Applicant is not liable for a violation by its subsidiary, affiliate, or franchisee, or by a person which whom Applicant contracts.

I.	Force Majeure. The parties agree that if the performance of any obligations hereunder is delayed by reason of war, civil commotion, acts of God, inclement weather, fire or other casualty, or court injunction, the party so obligated or permitted shall be excused from doing or performing the same during such period of delay, so that the time period applicable to such obligation or requirement shall be extended for a period of time equal to the period such party was delayed.

J.	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

K.	No Joint Venture. The parties acknowledge and agree that the terms hereof are not intended to and shall not be deemed to create any partnership or joint venture between the parties. The City, its past, present and future officers, elected officials, employees and agents of the City, do not assume any responsibilities or liabilities to any third party in connection with the Development or the design, construction, or operation of the Development, or any portion thereof.

L.	Notices. All notices required to be given under this Agreement shall be given in writing and shall be effective when (i) actually delivered or when deposited in the United States mail, first class, postage prepaid, addressed to the party to whom the notice is to be given at the addresses shown below; (ii) sent via electronic transmission to the email addresses set forth below; or (iii) when delivered by hand-delivery. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. For notice purposes, each party agrees to keep the other informed at all times of its current address. Applicant shall provide all required Rebate Submittal Packages and other required documentation to City electronically at the following address: EDcompliance@elpasotexas.gov.

To the City:	City of El Paso Attn: City Manager PO Box 1890 El Paso, Texas 79950-1890

With a Copy to:	City of El Paso Attn: Economic and International Development PO Box 1890 El Paso, Texas 79950-1890

To the Applicant:	Notes Live, Inc. Attention: Mr. Bob Mudd 1755 Telstar Drive, Suite 501 Colorado Springs, Colorado 80920

M.	Ordinance Applicability. The signatories hereto shall be subject to all ordinances of the City, whether now existing or in the future arising.

N.	Severability. In the event any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable, the Agreement shall, to the extent reasonably possible, remain in force as to the balance of its provisions as if such invalid provision were not a part hereof.

[Signatures begin on the following page]

12

IN WITNESS WHEREOF, the parties hereby execute this Agreement.

THE CITY OF EL PASO,

Cary Westin
City Manager

APPROVED AS TO FORM:	APPROVED AS TO CONTENT:

Oscar Gomez for Juan S. Gonzalez Senior	Karina Brasgalla, Interim Director
Assistant City Attorney	Economic & International Development

ACKNOWLEDGMENT

STATE OF TEXAS	§
§
COUNTY OF EL PASO	§

This instrument was acknowledged before me on the __________day of________, 2024, by Cary Westin as Interim City Manager of the City of El Paso, Texas, on behalf of the City of El Paso, Texas.

Notary Public, State of Texas

My Commission Expires:

[Signatures continue on the following page]

13

APPLICANT: NOTES LIVE, INC.

JW Roth
Chairman and CEO

ACKNOWLEDGMENT

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on the __________day of _________, 2024, by JW Roth as Chairman and CEO FOR Notes Live, Inc.

Notary Public, State of

My Commission Expires:

14

EXHIBIT A

Description of the Real Property

Address:	Northeast Corner of Cohen Avenue and Gateway Boulevard North El Paso, TX 79924

Property ID:	568428

Legal Description:	Portion of Block 7, Castner Range Subdivision No. 1, El Paso County, Texas

Geographic ID:	C23299900700150

15

EXHIBIT B

Description of Development

The proposed Project is the construction of a 12,500-seat amphitheater within the Cohen Entertainment District. Projected uses at the site include:

●	The operation of the Development including the presentation and broadcasting, streaming or other transmission of concerts, live shows, theater performances, public or private exhibitions, civic events, public ceremonies, other forms of live entertainment and activities related thereto.

●	Restaurants and private clubs.

●	Sale of food and alcoholic and non-alcoholic beverages, souvenirs and other items customarily sold and marketed in amphitheater/outdoor entertainment facilities, subject to the requirements of Applicable Law.

●	Conducting public tours of the Development Site.

●	Retail uses, including such uses located in the Development, along the street level of the Development and in kiosks, carts and similar movable or temporary retail facilities.

●	Educational, civic, and other public uses.

●	Studio and related facilities for radio, television, and other broadcast, streaming and entertainment media within the Development, including support and production facilities.

●	Storage of maintenance equipment and supplies used in connection with the operation of the Development Site.
●	Presentation and broadcasting, streaming or other transmission of concerts and other entertainment events and activities related thereto, including exhibitions, promotional activities and events, community and public relations, advertising, and other marketing of concerts and events, ticket sales, and all other activities which, from time to time, are customarily conducted by or are related to the presentation and broadcasting or streaming of concerts and other entertainment events.

16

EXHIBIT B (continued)

Description of Development

Renderings/Building Plans:

17

EXHIBIT C

Rebate Submittal Package Form

[Applicant] believes that it has substantially met its obligations under the Chapter 380 Agreement dated the day of_________ 20___ and signed by ________________ of [Applicant]. Pursuant to the Agreement, [Applicant] submits this Rebate Submittal Package Form in compliance with the Agreement and in anticipation of receiving the Rebate payments referenced in the Agreement in consideration for its obligations met therein.

As required by the Agreement, the following information is submitted:

1.	Electronically to Email: EDCompliance@elpasotexas.gov;
2.	Completed Rebate Submittal Package Form
3.	[INITIAL SUBMITTAL ONLY] Written confirmation of the execution of the Operator Contract.
4.	[INITIAL SUBMITTAL ONLY] Copy of Development Permits;
5.	[INITIAL SUBMITTAL ONLY] Documentation to evidence the amount of development fees paid as a result of the Development (receipts, invoices, bank and/or credit card statements, checks);
6.	[INITIAL SUBMITTAL ONLY] Documentation evidencing the materials and labor of Taxable Items used in the construction of the Development eligible for rebate to Applicant under the Construction Materials Sales Tax Rebate (receipts, invoices, bank and/or credit card statements. checks);
7.	[INITIAL SUBMITTAL ONLY] Documentation to evidence minimum expenditures to date and not previously verified (receipts, invoices, bank and/or credit card statements, checks)
8.	[INITIAL SUBMITTAL ONLY] Certificate of Occupancy
9.	[INITIAL SUBMITTAL ONLY] 1295 Form
10.	Real and Business Personal Property tax payment receipt showing proof of payment for calendar tax year being requested (real and personal if applicable):
11.	Parking Reimbursement Invoice
12.	Sales and Use Tax Reports, Returns, and Proof of Payment to the Texas Comptroller’s Office.
13.	Documentation evidencing the Mixed Beverage and Gross Receipts Tax paid.

It is understood by [Applicant] that the City of El Paso has up to ninety (90) days to process this request and reserves the right to deny the Rebate request if the Applicant has not complied with the terms of the Agreement.

[Applicant]

Name:
Title:

18

EXHIBIT D

Tax Rebate Table

Rebate Year	City Real and Business Personal Property	City Sales and Use	City Mixed Beverage Sales and Gross Receipts
1.	100%	100%	80%
2.	100%	100%	80%
3.	100%	100%	80%
4.	100%	100%	80%
5.	100%	100%	80%
6.	100%	100%	80%
7.	100%	100%	80%
8.	100%	100%	80%
9.	100%	100%	80%
10.	100%	100%	80%
11.	100%	100%	80%
12.	75%	75%	50%
13.	75%	75%	50%
14.	75%	75%	50%
15.	75%	75%	50%
16.	75%	75%	50%
17.	75%	75%	50%
18.	75%	75%	50%
19.	75%	75%	50%
20.	75%	75%	50%

19